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                                                                   Exhibit 10.17
                                                                   -------------

Contact:  Geoffrey P. Clear
          Vice President - Finance and Administration
          MicroTouch Systems, Inc.
          (978) 659-9000

FOR IMMEDIATE RELEASE
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MICROTOUCH SYSTEMS, INC. IN DISCUSSIONS REGARDING POSSIBLE BUSINESS COMBINATION

METHUEN, MASS. (NOVEMBER 7, 2000) -- MicroTouch Systems, Inc (NASDAQ: MTSI) today announced that it is currently in negotiations which could lead to the sale of the company. The company does not intend to issue any further comment at this time.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated, including statements concerning any potential business combination, the effects of any such transaction and the plans and objectives of management. Those risks and uncertainties include among others: the inability to sign a definitive agreement or to close any transaction in a timely fashion; the inability to obtain board approval of the parties involved; the inability to obtain governmental approvals for the potential transaction; and costs associated with the transaction. For a more detailed discussion of the risks and uncertainties of the company's business, please refer to the company's periodic reports and registration statements filed with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the period ended December 31, 1999 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2000 and June 30, 2000.

MicroTouch Systems, Inc. is a global leader in the manufacture of computer touchscreen display products incorporating the two most popular touch technologies - analog capacitive and resistive membrane. The Company applies these technologies in a variety of products, and markets them under the ClearTek and TouchTek brand names. MicroTouch operates ISO 9001-certified manufacturing plants at its worldwide headquarters in Methuen, Mass., and at its European headquarters in Abingdon, England, and also maintains manufacturing facilities in Texas, along with sales offices and distributors in more than 50 countries. MicroTouch also operates TouchStore.com, an Internet-based electronic commerce site devoted exclusively to the sale of touchscreen monitors and related products. Founded in 1982, MicroTouch reported sales of $157.5 million in 1999. The Company's Web site is www.microtouch.com